EXHIBIT 99.5

FORM OF

ACCEPTANCE FORM
and
DEED OF TRANSFER OF ROYAL DUTCH HAGUE REGISTERED SHARES

PLEASE NOTE THE FOLLOWING:

      Before deciding what course of action to take, US resident holders of Royal Dutch Hague Registered Shares should carefully review the US Prospectus (including all documents incorporated by reference therein) and non-US resident holders of Royal Dutch Hague Registered Shares should carefully review the Royal Dutch Offer Document and the Listing Particulars (including all documents incorporated by reference therein)(together with the US Prospectus hereinafter referred to as the “Offer Documents”).

      Capitalised words in this acceptance form have the meanings as defined herein or in the accompanying booklet.

PLEASE REVIEW AND COMPLETE (IF NECESSARY) THE FOLLOWING INFORMATION:

      Full name and address of the holder of Royal Dutch Hague Registered Shares (hereinafter: the “Shareholder”):

          Name:

          Surname:

          Street/ House:

          Town/ City:

          Postcode:

          Country:

      I wish to tender the following number of Royal Dutch Hague Registered Shares from my current ownership (the “Tendered Shares”):

          Number of Royal Dutch Hague Registered Shares:

          Page number(s) of Royal Dutch Hague Registered Shares:

      The Shareholder should note that failure to validly sign and/or indicate the manner in which he wishes to hold his Royal Dutch Shell Shares in accordance with clause 5 will mean that the Shareholder has not validly tendered the Tendered Shares pursuant to the terms of the Offer.

DECLARATION:

      The Shareholder and Royal Dutch Shell agree on the delivery (levering) of the Tendered Shares in exchange (ruil) for “A” Shares on the terms set out below and as included in the Offer Documents, the terms of which are incorporated herein by reference, subject to the Offer being declared to be unconditional (gestand is gedaan) by Royal Dutch Shell.

      1. The Shareholder hereby tenders and delivers the Tendered Shares to Royal Dutch Shell and Royal Dutch Shell hereby accepts the Tendered Shares from the Shareholder in exchange for the delivery of Royal Dutch Shell Shares in accordance with clause 2.

      2. For each Tendered Share tendered and delivered in accordance with clause 1, Royal Dutch Shell shall deliver to the Shareholder two (2) “A” Shares. Royal Dutch Shell shall deliver the “A” Shares in the manner as indicated by the Shareholder in clause 5.

      3. By entering into this agreement, the Shareholder undertakes, represents and warrants to Royal Dutch Shell that on the date of this agreement up to the settlement date, which is expected to be 25 July 2005:

(i) the tender of the Tendered Shares constitutes an acceptance by the Shareholder of the Offer, on and subject to the terms and conditions of the Offer;

(ii) the Shareholder has full power and authority to tender, sell, exchange and deliver the Tendered Shares (together with all rights attaching thereto), and has not entered into any other agreement to tender, sell, exchange and deliver the Tendered Shares (together with all rights attaching thereto) to any party other than Royal Dutch Shell. The Tendered Shares will be exchanged and delivered with full title guarantee and free and clear of all third party rights and restrictions of any kind; and

(iii) the restrictions as set out in Offer Documents and the securities and other applicable laws or regulations of the jurisdiction in which the Shareholder is located or of which he is a resident are being complied with.

      4. The Shareholder and Royal Dutch Shell waive the right to rescind the agreement laid down in this deed or to demand rescission thereof based on article 6:265 of the Dutch Civil Code.

      5. The Shareholder wishes to hold the Royal Dutch Shell Shares that are to be delivered in exchange for the Tendered Shares as follows. In order to validly tender your shares, please note that you must insert an “X” in one of the boxes below and the required information in relation to your choice should be completed.

          ☐     I would like to have my “A” Shares delivered to my

securities account number:

with (insert name of your bank or financial institution):

          The contact details of my bank or financial institution are as follows contact person:

telephone number:

fax number:

email address:

      If your bank or financial institution is not an Admitted Institution of Euroclear Nederland and wants to receive the “A” Shares on a security account of an Admitted Institution of Euroclear Nederland, please also provide the following information:

name of the Dutch custodian bank of your bank or financial institution:

at city

account number with custodian bank:

contact person with custodian bank:

telephone number:

fax number:

email address:

      In order to deliver your “A” Shares in time, it is important that all the required details are included correctly. It is essential that you contact your bank or financial institution to obtain the relevant information and to request such bank or financial institution to undertake all necessary steps to receive the Royal Dutch Shell “A” Shares on your behalf.

      or

☐	I would like to hold my “A” Shares through the Royal Dutch Shell Corporate Nominee. I enclose the signed terms and conditions of the Royal Dutch Shell nominee service.

          or

☐	I would like to hold my “A” Shares through my following CREST account:

          CREST Participant ID:

          CREST Member Account ID:

      Royal Dutch hereby, pursuant to article 2:86c of the Dutch Civil Code, acknowledges the foregoing transfer of the Royal Dutch Hague Registered Shares and shall record the same in its register of shareholders.

At: ---------- on --- / --- /2005	At: ---------- on --- / --- /2005	At: ---------- on --- / --- /2005

The Shareholder	[Husband/wife/registered partner] of the Shareholder]	Royal Dutch Shell	Royal Dutch (for acknowledgement pursuant to article 2:86c paragraph 2 of the Dutch Civil Code)